Exhibit 10.1

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT
This Amendment No. 3 to Employment Agreement is entered into as of December 4, 2015, by and between Streamline Health Solutions, Inc., a Delaware corporation with its headquarters in Atlanta, Georgia (the “Company”), and Jack W. Kennedy Jr . (“Executive”).
RECITALS:
WHEREAS, the Company and Executive entered into that certain Employment Agreement dated September 8, 2013 (as amended through the date hereof, the “Agreement”); and
WHEREAS, Company and Executive mutually agree to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
1.Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.    POSITION AND DUTIES

During the Term (as defined in Section 10 of this Agreement), Executive will be employed as Senior Vice President, Administration & Chief Legal Counsel of the Company and may also serve as an officer or director of affiliates of the Company for no additional compensation, as part of Executive's services to the Company hereunder. While employed hereunder, Executive will do all things necessary, legal and incident to the above positions, and otherwise will perform such executive-level functions, as the Chief Executive Officer of the Company (the “CEO”), to whom Executive will report, or the Board of Directors of the Company (the “Board”) may establish from time to time.

2.Exhibit A to the Agreement shall be amended as follows:

a.	Paragraph 2 of such Exhibit A is hereby deleted in its entirety and replaced with the following:

Base Salary. With effect from September 1, 2015, Base Salary will be paid at an annualized rate of $220,000, which will be subject to annual review and adjustment by the Committee or the Board but will not be reduced below $220,000. Such amounts will be payable to Executive in accordance with the normal payroll practices of the Company.

b.	Paragraph 3 of such Exhibit A is hereby deleted in its entirety and replaced with the following:

Annual Bonus. Target annual bonus and target goals will be set by the Committee annually. With effect from September 1, 2015, Target annual bonus (prorated for any partial period) will be 35% of Executive’s then-current annual base salary. The annual bonus will be paid pursuant to such conditions as are established by the Committee and, to the extent payable under a bonus plan, subject to such terms and conditions as may be set out in such plan. The annual bonus will, if payable, be paid in cash no later than March 14 of the fiscal year following the fiscal year during which Executive’s right to the annual bonus vests.

3.This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

4.Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to Employment Agreement as of the date first set forth above.

“Company”
STREAMLINE HEALTH SOLUTIONS, INC.

By:    /S/ DAVID W. SIDES
    Name:    David W. Sides
    Title:    President & Chief Executive Officer

“Executive”

/S/ JACK W. KENNEDY JR.
Jack W. Kennedy Jr.